Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OPKO Health, Inc. 2016 Equity Incentive Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of OPKO Health, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015 and of our report dated March 24, 2016, with respect to the financial statement schedule of OPKO Health, Inc. and subsidiaries, included in its Annual Report (Amendment No. 1 on Form 10-K/A) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, FL

May 5, 2016